Exhibit 10.1

Summary of 2016 Performance Bonus Program

The following is a summary description of the terms and conditions with respect to the potential performance bonuses for the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) (the “NEOs”) as determined by the Compensation Committee of the Board of Directors.

All Company non-sales-commissioned employees, including the NEOs, are eligible for performance bonuses under the 2016 Bonus Program. The bonus payout for each eligible employee is determined based on the employee’s eligible salary multiplied by his or her bonus % multiplied by a corporate achievement factor for 2016 and an individual performance factor, with the corporate achievement factor ranging from 0% to 200%, and with the individual performance factor ranging from 0% to 100% (with exceptions above 100%) and determined by the evaluation of each individual employee performance.

Corporate goals for 2016 are further weighted 50% on non-GAAP operating income and 50% on non-GAAP free cash flow. The corporate achievement factors for non-GAAP operating income and non-GAAP free cash flow are independently determined based upon pre-established threshold, target, stretch and maximum goals.

The 2016 Bonus Program is designed to reward, through the payment of annual bonuses, the Company’s employees (including executive officers) for the Company’s performance in meeting certain key corporate objectives for 2016 and, if applicable, each individual’s performance and contribution in meeting the Company’s corporate objectives for the year. The actual bonus awarded in any year, if any, may be more or less than each employee’s annual bonus target, and shall be subject to approval by the Compensation Committee of the Board of Directors. For the Company’s executive officers, the target bonuses, and whether or not a bonus is paid in any year, is within the discretion of the Compensation Committee.

The Compensation Committee may in its discretion award all or a portion of the final earned 2016 performance bonuses to senior management and U.S. employees in the form of restricted stock units.

The Compensation Committee or the Board of Directors has the authority to make changes to the terms and conditions of the 2016 Bonus Program at any time. These determinations will be final.